UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2003

TEAM AMERICA, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-21533	31-1209872
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

100 E. CAMPUS VIEW BOULEVARD, SUITE 170, COLUMBUS, OHIO 43235

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (614) 848-3995

(Former name or former address, if changed since last report)

Item 5            OTHER EVENTS AND REGULATION FD DISCLOSURE

On June 12, 2003, TEAM America, Inc. (“TEAM America”) and Beaker Acquisition Co., Inc., a wholly-owned subsidiary of TEAM America (“Merger Sub”), entered into a Merger Agreement (the “Merger Agreement”) with Vsource, Inc., a Delaware corporation (“Vsource”). Pursuant to the terms and conditions of the Merger Agreement, which was unanimously approved by the Board of Directors of both TEAM America and Vsource, TEAM America will cause Merger Sub to merge with and into Vsource, and stockholders of Vsource will receive newly-issued shares of TEAM America common stock based on the following exchange ratios:

•	3.10 shares of TEAM America common stock for each share of Vsource common stock;

•	1.172 shares of TEAM America common stock for each share of Vsource Series 1-A convertible preferred stock;

•	1.398 shares of TEAM America common stock for each share of Vsource Series 2-A convertible preferred stock; and

•	3,100 shares of TEAM America common stock for each share of Vsource Series 4-A convertible preferred stock.

Assuming consummation of the Merger Agreement and based on the unadjusted exchange ratios, Vsource stockholders will own approximately 80% and TEAM America stockholders approximately 20% of the merged company, which will operate under the name Vsource Corp. The Merger Agreement, however, provides that these exchange ratios may be increased by up to 24% based on the outcome of a review of certain due diligence matters, which could change the post-closing ownership of Vsource Corp. to up to 83% held by Vsource stockholders and down to 17% held by TEAM America stockholders. The transaction is expected to be tax-free to stockholders of both companies for U.S. federal income tax purposes. Stockholders representing more than 70% of TEAM America’s capital stock and more than 80% of Vsource capital stock, on a fully-converted basis, have agreed to vote their shares in favor of the merger.

In conjunction with the execution of the Merger Agreement, term sheets have been executed with TEAM America’s banks to restructure $9.0 million in principal amount of TEAM America’s outstanding debt. The term sheets provide that upon closing of the merger, the monthly principal repayment amount with respect to $4.1 million of such debt will be reduced, the final maturity date of such debt will be extended to a date that is 48 months after the merger’s closing, $500,000 in fees will be payable at maturity and the interest rate will be reduced to prime plus 1%. TEAM America will also pay a $150,000 facility fee upon the merger’s closing. The restructured debt will become senior to all other debt of TEAM America and will be secured by cash collateral of $1 million and a lien on all of TEAM America’s real and personal property, and letters of credit issued by the banks in the amount of $508,000 will be separately secured with additional cash collateral equal to the amount of the letters of credit. The banks have agreed to forbear exercising their remedies if TEAM America fails to timely make any payment of principal, interest, charges, costs or expenses that is or becomes due prior to the closing of the merger, but TEAM America will be assessed a separate forbearance fee in an amount equal to $100,000 for each and every such missed or late payment. As further security for monthly principal payments due on and after July 1, 2003, TEAM America must provide a cash collateral deposit by June 18, 2003 in an amount equal to $100,000. The term sheets also provide that Vsource or a third party must purchase the remaining $4.9 million in principal amount of TEAM America’s bank debt, and all of the shares of TEAM America common stock, Class A Shares (defined below) and warrants to acquire shares of TEAM America common stock held by an affiliate of one of the banks, for an aggregate purchase price of $1.6 million. Vsource has provided a non-refundable deposit in connection with the debt purchase, which will be applied to the payment of the purchase price. The restructuring and debt purchase, which are subject to completion of definitive documentation with the lenders, are conditions of closing of the merger.

In addition, TEAM America has executed a Memorandum of Understanding (the “MOU”) with Stonehenge Opportunity Fund, LLC, the holder of its $1.5 million bridge note, and the other holders of its Series 2000 9.75% Cumulative Convertible Redeemable Class A Preferred Shares (the “Class A Shares”). Pursuant to the MOU, the bridge note will be exchanged for a new subordinated note of equal amount but with an extended maturity date of June 30, 2006 and a reduced interest rate equal to 1.5% over the rate paid by TEAM America under its restructured bank debt. In addition under the MOU, all of TEAM America’s outstanding Class A Shares, and warrants to acquire 1,777,777 shares of TEAM America common stock held by the holders of Class A Shares, will be exchanged for subordinated notes with an aggregate principal amount of $2.5 million and 5,634,512 shares of TEAM America common stock. These subordinated notes, which will have the same terms as the subordinated note being issued in exchange for the bridge note, will be subordinated to senior indebtedness such as the merged company’s bank debt and will have customary restrictive covenants including limitations on the borrower’s ability to incur additional indebtedness. Interest will accrue but will not be paid in cash until all of the senior obligations have been paid in full. The completion of the transactions contemplated by the MOU is subject to customary closing conditions, including execution of definitive agreements and the completion of the merger and the bank debt restructuring described above.

The merger is expected to close in the third quarter of 2003. Completion of the transaction is subject to a number of closing conditions, including (i) restructuring of TEAM America’s credit facility as described above; (ii) completion of the transactions contemplated by the MOU as described above; (iii) reincorporation of TEAM America from Ohio to Delaware; (iv) agreement to any proposed changes in the exchange ratios as described above; and (v) satisfaction of customary closing conditions, including obtaining the necessary TEAM America and Vsource stockholder approvals. Upon completion of the merger, Vsource Corp. is expected, if necessary, to affect a reverse stock split in order to meet the Nasdaq SmallCap Market’s minimum bid price for an initial listing.

A copy of the Merger Agreement, including the bank term sheets and certain other exhibits, is attached as Exhibit 2.1. The foregoing description of certain terms of the Merger Agreement and the transactions contemplated therein is not complete and is qualified in its entirety by reference to the Merger Agreement.

Item 7.            FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

2.1	Merger Agreement by and among TEAM America, Inc., Vsource, Inc., and Beaker Acquisition Co., Inc., dated June 12, 2003.

99.1	Joint press release issued by TEAM America, Inc. and Vsource, Inc., dated June 12, 2003.

Item 9.        REGULATION FD DISCLOSURE

On June 12, 2003, TEAM America and Vsource issued a joint press release concerning the transaction described in Item 5 above. A copy of the press release is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM AMERICA, INC. Registrant

By:	/s/ S. Cash Nickerson

S. Cash Nickerson Chairman and Chief Executive Officer

Date: June 12, 2003

EXHIBIT INDEX

Exhibit No.	Description

2.1	Merger Agreement by and among TEAM America, Inc., Vsource, Inc., and Beaker Acquisition Co., Inc., dated June 12, 2003.

99.1	Joint press release issued by TEAM America, Inc. and Vsource, Inc., dated June 12, 2003.